EXHIBIT 99.1

Broadridge Financial Solutions, Inc.
Virtual Shareholder Meeting
November 16, 2017

Speakers:
Leslie Brun, Chairman of the Board
Rich Daly, Chief Executive Officer
Maria Allen, Corporate Secretary
Edings Thibault, Head of Investor Relations

Leslie Brun:
Good morning and welcome to Broadridge's 2017 annual meeting. We are delighted that you can join us this morning and participate in this meeting from the convenience of your home or office. My name is Leslie Brun and I have the privilege of serving as this board's chair. This is Broadridge's ninth completely virtual meeting of shareholders. Validated shareholders can vote and submit questions in real-time. This format has increased shareholder access, participation, and voting.

I'd like to introduce to you our slate of director nominees, including Pamela Carter who's been recently nominated. And I'll start with on my right, Mr. Robert Duelks, Mr. Thomas Perna, Pamela Carter, Richard Haviland who chairs our audit committee, Rich Daly, our CEO, Alan Weber who chairs our Compensation Committee, Maura Markus, Stuart Levine who chairs our Nominating and Corporate Governance Committee, and Brett Keller. As well we have Mike Angelaras and Lynda Hullstrung from our accounting firm, Deloitte & Touche, and our general counsel, Adam Amsterdam is here as well.

I'd like to turn the meeting over to Maria Allen to conduct the business aspects of the meeting and to announce the results of the shareholder vote. Maria?

Maria Allen:
Thank you, Les. This meeting is held pursuant to a notice dated October 2, 2017. On or about October 2nd, each stockholder of record as of the close of business on September 21st was sent either a notification of internet availability of proxy materials or the proxy materials themselves. All documents concerning notice of the meeting will be filed with the records of the meeting. The tabulator has provided me with a report indicating that more than 91% of our outstanding shares are present by proxy at this meeting. Accordingly, I certify that a quorum exists.

The company has appointed Tom Tighe as the inspector of election. All Broadridge stockholders entitled to vote at this meeting have the ability to do so online as well as the ability to submit questions either online or by phone by dialing 1-877-328-2502 and providing the control number that was included with your notice of this meeting. I will be closing the polls after I review the proposals. So if you're a stockholder entitled to vote and have not yet voted or you want to change a previously cast vote, please do so now via the website. The proposals being considered today are explained in detail in our proxy statement that was made available to stockholders. I will now review the proposals.

Proposal Number One, the board is proposing ten nominees for election as directors; Proposal Number Two, the board is seeking approval of our executive compensation; Proposal Number Three, the board is seeking approval on the frequency of future votes on our executive compensation; and
Proposal Number Four, the board is proposing the ratification of the appointment of Deloitte & Touche to serve as the Company's independent auditors for the 2018 fiscal year. The board recommends that stockholders vote for proposals one, two, and four, and for every one year on proposal three. We have received the stockholder votes and I now declare the polls closed.

And now I'll turn the meeting over to our Chief Executive Officer, Rich Daly.

Rich Daly:
Thanks, Maria. Good morning, everyone, and welcome. I'm Rich Daly, CEO of Broadridge Financial Solutions. This is Broadridge's ninth virtual-only annual meeting. This virtual annual meeting is powered by Broadridge technology. Over the last year we've provided the technology to support over 230 public companies with their virtual annual meetings. As part of this virtual annual meeting format, I will share with you a few highlights regarding Broadridge's fiscal year 2017 financial performance, results from our first quarter of fiscal year 2018, and finally, some facts about our culture here at Broadridge. When I'm done with my prepared comments, I will answer questions received from stockholders.

First, some financial highlights from fiscal year 2017. Let me open by saying I'm very pleased with Broadridge's fiscal year 2017 results. Total revenues grew 43% to $4.1 billion. This was led by the acquisition of NACC which occurred on the first day of fiscal 2017, contributing $1.1 billion to our revenues. Recurring fee revenues grew by 29% in fiscal '17 with a strong 6% coming from organic growth. Overall, we achieved 15% growth and adjusted EPS to $3.13. And we generated record close sales of $188 million, up 25%, enabling strong momentum for fiscal year 2018. I'm especially pleased that our fiscal year 2017 results enabled Broadridge to achieve the three-year financial objectives that we laid out at our investor day in December 2014.

In August, our board approved an 11% increase in our annual dividend to $1.46 per share. Broadridge's dividend has increased every year since 2007. At Broadridge, we remain committed to a strong dividend. Broadridge continues to achieve strong total shareholder return performance. TSR was 18% for fiscal year 2017, 93% over the three years ending June 30, 2017, and 383% since we began trading in April of 2007 through June 30, 2017. Delivering top quartile shareholder return to our investors is a key focus of our management team.

I would now like to give you a brief summary of our first quarter fiscal year 2018 results. Broadridge continued the strong momentum from fiscal 2017 into the first quarter of fiscal 2018. Recurring fee revenues rose 6% to $538 million led by organic revenue growth of 5%. Event driven revenues rose 58% to $59 million and distribution revenues declined 6%, resulting in total revenue growth of 3% to $925 million. The growth in recurring fee revenues, especially event driven revenues, contributed to strong 30% growth in adjusted operating income to $106 million. Adjusted EPS in turn rose 50% to $0.54. In summary, we're off to a good start; and, as we noted in our first quarter earnings call on November 8, we are on track to achieve our fiscal year 2018 guidance.

Next, a few thoughts on Broadridge's culture. The key to our success is our commitment to the service profit chain driven by the hard work and dedication of our associates. I work with over 10,000 highly engaged associates in 16 countries around the world. Their efforts underpin our 98% client revenue retention rate and I'd like to take this opportunity to express my gratitude for their efforts. I'm proud to say that Broadridge was recognized by Fortune Magazine as one of the world's most admired companies. For the tenth year in a row we've been recognized as a best company to work for in New York State by the New York State Society of Human Resource Management. Broadridge was also named one of the best places to work for LGBT equality for five years by the Human Rights Campaign Foundation.

Receiving these awards underscores the importance we place on developing and nurturing our human capital. To conclude, I would like to thank our board of directors for being true partners whose insights, guidance, and contributions are essential to our success. And lastly, I want to express my gratitude to you, our stockholders, for the confidence you have shown in us over the course of our ten years as a public company.

I will now open the Q&A portion of our meeting. You can ask a question during the meeting by clicking Ask A Question or by calling 1-877-328-2502. I will repeat that number. 1-877-328-2502. If time for some reason doesn't allow or if a follow-up is required, we will respond to your questions within 24 hours with responses available on our Investor Relations website at Broadridge-IR.com.

We will take questions in the following order. First, we'll answer questions submitted prior to the meeting date. Then we will answer questions submitted live from the internet during the meeting. Finally, we'll answer questions from the phone. After Q&A, Maria Allen, our corporate secretary, will report the meeting results.

Edings Thibault:	Hello, Rich. This is the first pre-meeting question. “How do I change the email ID in my profile?”

Rich Daly:
So we're not 100% certain which email ID you're referring to but we assume you're referring to the email you received which we sent your proxy materials to. If that's the case, your shares are held in a brokerage account and you would need to contact your broker to update your email address. However, if you're a registered shareholder, you would need to contact the transfer agent. If this is not the email ID you're referring to, please submit a question to our Investor Relations website again at Broadridge-IR.com and we'll respond to you promptly.

Edings Thibault:	The second pre-meeting question is “What is Broadridge's plan to ensure against the risk of issuers potentially being allowed to receive a full list of OBOs and mail-out packages directly?”

Rich Daly:
For those of you who are not familiar with the designation of OBO or for that matter NOBO, let me give you a brief background. Back in the early '80s I was on a New York Stock Exchange panel where corporate issuers were desiring to know who the underlying holders were behind the brokerage accounts. That evolved to where confidentiality rights became a heated debate even back then and the designation of NOBO and OBO came about. A NOBO is a shareholder in a brokerage or bank account who is not objecting to giving up their identity. OBOs, as referred to in this question, are the shareholders who have objected to giving up their identity.

Now to my knowledge, this is not a current debated topic about giving up the rights of holders who have expressed the need to be confidential. Beyond that, if for some reason that policy was to change, what's evolved over the last three decades, in particular because of the investment Broadridge has made by putting over $1 billion into our technology, right now for all Street holders, we've eliminated 70% of the materials, that's the printing costs and the postage costs, by distributing these materials in some form of electronic. That means that in essence for every $1 we charge in fees, we're saving issuers more than $2 in out-of-pockets. If someone was looking to mail us directly, they would likely be doubling the costs that they're incurring right now.

Let me be clear, because of the consistency of our process applying the technology across brokers and banks, no other entity, and in particular registered holders, whether it be registered holders, whether it be corporate issuers or for that matter, mutual funds, it's rare that they break 10% elimination of paper and postage. So the economics, even if confidentiality rights were to be taken away which we do view as being unlikely but if that was to happen, it wouldn't be economically in anyone's interest to bypass the Broadridge process at this time because of the efficiency our technology has driven.

As we go forward, we believe that our technology will continue to drive this process. Just recently, we've been made aware of activities in proxy contests, whether it be Dupont, whether it be the recent P&G activities or ADP to name a few of the highlighted ones. You should also recognize in there and using P&G as the example, that it is now in a place known as the snake pit where they're disputing the results but they're not disputing the 92% of the outstanding shares represented by Broadridge.

Again, the consistency of technology being implemented to give accurate results and on top of which Broadridge is the only entity I'm aware of that's a neutral party and has independent verification. So between all we've spent on our technology and then the $1 million plus we've spent each year to verify our results really puts Broadridge into a unique position. Last piece, in terms of technology creating a benefit, you're witnessing it live right now. This virtual shareholder meeting will reach well over 100 shareholders live if it's consistent with prior years. Prior to having a virtual shareholder meeting, we had three attendees at our last physical meeting.

So, technology is enabling greater technology, whether it be in reducing costs in the case of OBOs and NOBOs, whether it be independent verifiable results which at the times the polls close in the P&G meeting, within minutes, our 92% was a final vote not to be challenged, or whether it be enabling more shareholders to participate in annual meetings via our technology. So, the answer to all of these issues going forward is to use technology exactly to go forward, not to say let's go backwards and make the process less efficient and more costly.

Edings Thibault:
Rich, there are no more pre-meeting questions. We will now move on to the online questions. The first question is on block chain. “How is Broadridge preparing for the possibility that block chain technology will disrupt the current shareholder voting process?”

Rich Daly:
At Broadridge we take our responsibilities to be relevant today and relevant in the future very, very seriously. We have led this part of the industry in recognizing the power of block chain and the potential of block chain. We are not at the point where block chain will be universally adopted, but let me give you a few examples.

We announced earlier this year a pilot internationally with JP Morgan, Bank of Santander, and Northern Trust, where we ran a meeting using block chain technology. In the US we announced last year that we made a significant investment to acquire the technology assets of a firm specifically to use those technology assets to create a US-based block chain capability as we go forward. We're very pleased about both of those efforts. We update our shareholders regularly in our quarterly earnings calls on this and you can read and find out more about this or look at those calls at our website. Again, it's Broadridge-IR.com.

Edings Thibault:
The second question that's been submitted online is on the VSM format. It reads, “The virtual meeting is very convenient for shareholders. But if someone wanted to attend your meeting in person, would you allow for that?”

Rich Daly:
At Broadridge we've taken the position that there is nothing that a shareholder would want to do that they can't do in a virtual meeting. We've built this technology to make it available to all companies and frankly it's a business value proposition that we're excited about in the future. There has been some controversy about virtual shareholder meetings, and we're working with issuers, regulators, and institutional investors to create what's viewed as best practices for virtual meetings. We believe that best practices should be implemented; but, we also believe that the technology of enabling people from anywhere in the world to attend the meeting in any attire they want is something that will increase participation and make governance more effective.

Edings Thibault:	There are no more online questions.

Operator:	Mr. Daly, at this time there are no phone questions. I would like to turn it back to you for any additional online questions or closing remarks.

Rich Daly:	Okay. Let me invite Maria Allen back to announce the results of the shareholder vote.

Maria Allen:
Thank you, Rich. The Inspector of Election has presented me with a preliminary report of the votes received for and against each of the proposals. All votes are subject to final count certified by the Inspector, but we do not expect the final totals to differ greatly.

Regarding Proposal One, I'm pleased to report that all of our ten nominees have been elected, with all nominees receiving at least 94% of the votes cast. Proposal Two, the proposal to approve the company's executive compensation passed with at least 96% of the votes cast. Proposal Three, the proposal to approve the frequency of future votes on our executive compensation passed with the timing of annual frequency with at least 84% of the votes cast. And Proposal Four, the proposal to ratify the appointment of Deloitte & Touche to serve as our independent auditors for the 2018 fiscal year has been approved with approximately 96% of the votes cast.

The complete voting results will be contained in the Form 8-K that the Company will file with the SEC within four business days following this meeting. The 8-K will be available on Broadridge's website promptly after it's been filed.

Les, I turn the meeting back over to you.

Leslie Brun:	Thank you, Maria. And to you, our shareholders, thank you for attending this morning. There being no further business, this meeting is adjourned.